Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FINANCIAL RESULTS FOR THE

NINE MONTHS AND THIRD QUARTER ENDED JULY 31, 2010

Nine Months’ Earnings Increase 127% Verses Comparable Prior Year Earnings

On A 23% Revenue Increase

Third Quarter Earnings Increase Sharply

DENVER, COLORADO, September 7, 2010 — Credo Petroleum Corporation (NASDAQ:  CRED), an oil and gas exploration and production company with significant assets in the Williston Basin, Central Kansas, and Oklahoma, today reported financial results for the nine months and quarter ended July 31, 2010.

Nine months’ net income increased 127% to $1,797,000, or $.18 per diluted share, compared to adjusted net income of $790,000, or $.08 last year.  The company reported a net loss of $14,248,000, or $1.38 per diluted share last year, which included a $15,038,000 after tax, non-cash property cost impairment charge caused by last year’s energy price collapse.  Nine months’ revenue increased 23% to $9,004,000 compared to $7,298,000 last year.

For the third quarter ended July 31, 2010, net income increased 57% to $555,000, or $.06 per diluted share, compared to net income of $353,000, or $.03 per diluted share last year.  Third quarter revenue increased to $2,917,000 compared to $2,837,000 last year.

REALIZED OIL PRICES INCREASE 56%;

NATURAL GAS PRICE REALIZATIONS FALL 25%

The company’s net wellhead oil prices for the nine months increased 56% to $71.35 per barrel compared to $45.77 last year.  Natural gas price realizations fell 25% to $4.86 per Mcf compared to $6.50 last year.  Realized hedging transactions boosted wellhead prices $.07 this year compared to $3.14 last year.  Wellhead gas prices were $4.79 per Mcf compared to $3.36 last year.

Wellhead oil prices for the third quarter increased 21% to $68.66 compared to $56.98 last year.  Natural gas price realizations fell 6% to $4.79 per Mcf compared to $5.08 last year.  Realized hedging transactions increased wellhead prices $.19 per Mcf this year compared to $2.33 last year.  Wellhead prices were $4.60 per Mcf compared to $2.75 last year.

At third quarter end, the company held costless collar derivative contracts for 3,000 barrels of oil for the production months of August through October 2010, with a $75.00 floor and $95.00 ceiling based on NYMEX prices.  There were no realized gains or losses on these derivatives for the reporting periods.

Also at third quarter end, the company held open natural gas derivative contracts for 20,000 net MMBtus at NYMEX basis prices ranging from $5.44 to $7.27 and covering the production months of August 2010 through December 2010.  The company also held natural gas basis differential contracts on 200,000 MMBtus on Panhandle Eastern Pipeline at $0.47 covering the production months of August 2010 through December 2010.  Average prices received in the company’s primary market have historically been 15% to 17% below NYMEX prices, due to basis differentials, compared to the current differential of about 10%.  Differentials are affected by regional weather, gas storage and other economic factors.

OIL PRODUCTION ACCOUNTS FOR 59% OF TOTAL PRODUCTION REVENUE

AS THE COMPANY CONTINUES TO EXPLOIT THE VALUE GAP

BETWEEN OIL AND NATURAL GAS

For the nine months, oil accounted for 59% of total production revenues, as the company’s emphasis on drilling for oil continues to have a meaningful impact on its revenues due to the value gap between oil and natural gas prices.

Despite lower production volumes, oil and gas sales revenue increased in fiscal 2010 as a direct result of the company’s continued transition to oil exploration and development.  Several years ago the company correctly anticipated a value gap between oil and natural gas and began the most significant transition in its history to move away from natural gas exploration in favor of oil.  To date, the transition has resulted in five significant new oil plays—Central Kansas Uplift, North Dakota Bakken, western Kansas, southwest Nebraska and the Texas Panhandle.  All of the plays, except Central Kansas, are in the initial stages of development.  The most mature play, Central Kansas, has been very successful and has driven significant increases in oil production, including the Huslig discovery last year.

The transition has resulted in two primary outcomes thus far.  Based on energy content, a unit of oil production is worth over three times more than a unit of natural gas.  Thus, the company’s bottom line has benefited dramatically from its focus on adding oil reserves.  Unfortunately, the natural course of the transition is that gas production quantities have fallen sharply while oil production is ramping up slowly due to the lead time required to generate and develop new plays.

The company is required to report production quantities on the energy equivalency basis (6 to 1) which does not reflect the 20 to 1 pricing multiple which goes directly to the company’s bottom line.  Thus, reported production quantities are not reflective of the impact of new oil production on the company’s earnings and cash flow.  For the nine months, total production quantities (denominated on a 6 to 1 basis) were down 18%, and for the three months total production quantities were down 19%.  The decline was caused by the company’s transition to oil from natural gas, and the expected flush production declines on the Huslig Field discovery last year which peaked at about 700 barrels of oil per day last year and is currently producing at a stabilized rate of approximately 100 barrels per day.

Total production increased 3% sequentially in the third quarter 2010 compared to the immediately preceding quarter, indicating that the production decline has reversed.  This trend is expected to continue with new drilling and as the company brings two new Bakken discoveries on line in the fourth quarter.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The company’s financial condition continues to be very strong with ample cash.  In addition, the company expects operating cash flow to remain strong in 2010 due to increased revenue and lower costs and expenses.  This provides the company great flexibility to increase capital spending as opportunities arise.  At July 31, 2010, total assets were $53,047,000 and working capital was $11,053,000, including cash and short-term investments of $10,511,000.  The company has no debt and, as a result, has ample borrowing capacity available for acquisitions.

MANAGEMENT COMMENT

“For the sixth consecutive quarter, Credo’s oil revenue has exceeded natural gas revenue,” Smith said. “This is a direct result of our transition to oil drilling, a strategy now significantly impacting our bottom line because oil is currently a three-fold better investment than natural gas.

“During the third quarter, we achieved our first sequential quarter over quarter production increase since our Huslig discovery last year.  After struggling to overcome flush production from the Huslig discovery and the impact of transitioning to oil exploration, this incremental increase in total production marks an important turn for Credo.  Our aggressive oil drilling program is on the right track to exploit our five new oil plays over the next few years.

“Our first Bakken well, 10% owned by Credo, has produced 57,000 barrels of oil in its first six months and is still flowing without benefit of artificial lift.  Two more previously announced Bakken wells will be coming on line shortly.  We experienced unanticipated delays in the completion of both the Brigham operated and the Petro-Hunt operated wells, which were drilled early in the third quarter. The Brigham well is now completed and is currently being tested, and the Petro-Hunt well is currently being completed for production.  We plan to issue a press release in the next few weeks updating our Bakken drilling and production activities.

“When assessing Credo’s future, it is important to bear in mind that, although our transition to oil is well underway, 80% of our oil plays are still in the initial stages of prospect generation and drilling.  I have confidence in each of the new plays and believe that the company has excellent growth potential as we execute our strategy to transition Credo from a natural gas focused producer to an oil focused producer.”

*          *          *          *          *

Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely

Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

About Credo Petroleum:  Credo Petroleum Corporation is an independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of North Texas and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

Condensed Operating Information

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Oil sales	$5,252,000	$4,142,000	$1,722,000	$2,024,000
Natural gas sales	3,752,000	3,156,000	1,195,000	813,000
	9,004,000	7,298,000	2,917,000	2,837,000
Costs and expenses:
Oil and natural gas production	2,480,000	2,394,000	822,000	771,000
Depreciation, depletion and amortization	2,648,000	3,499,000	925,000	960,000
Impairment of oil and gas properties and long lived assets	—	24,653,000	—	—
General and administrative	1,629,000	1,953,000	510,000	564,000
	6,757,000	32,499,000	2,257,000	2,295,000

Income (loss) from operations	2,247,000	(25,201,000)	660,000	542,000

Other income and (expense)
Realized and unrealized gains (losses) from derivative contracts	66,000	1,911,000	39,000	(16,000)
Investment and other income (loss)	52,000	(66,000)	9,000	54,000
	118,000	1,845,000	48,000	38,000

Income (loss) before income taxes	2,365,000	(23,356,000)	708,000	580,000

Income taxes	(568,000)	9,108,000	(153,000)	(227,000)

Net income (loss)	$1,797,000	$(14,248,000)	$555,000	$353,000

Earnings (loss) per share - basic	$0.18	$(1.38)	$0.06	$0.03

Earnings (loss) per share - diluted	$0.18	$(1.38)	$0.06	$0.03
Weighted average number of shares of Common Stock and dilutive securities:
Basic	10,179,000	10,341,000	10,146,000	10,305,000

Diluted	10,200,000	10,341,000	10,151,000	10,333.000

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	July 31, 2010	October 31, 2009
Condensed Balance Sheet Information
Cash and short-term investments	$10,511,000	$12,983,000
Other current assets	2,639,000	3,016,000
Oil and natural gas properties, net	34,086,000	30,279,000
Intangible assets, net	3,687,000	4,013,000
Other assets	2,124,000	2,261,000

	$53,047,000	$52,552,000

Current liabilities	$2,097,000	$2,457,000
Deferred income taxes	3,105,000	2,537,000
Asset retirement obligations	1,277,000	1,502,000
Stockholders’ equity	46,568,000	46,056,000

	$53,047,000	$52,552,000